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                                                                     EXHIBIT 3.7
                            ARTICLES OF ORGANIZATION
                                       OF
                      DOANE/WINDY HILL JOINT VENTURE L.L.C.

      The undersigned, acting as the sole organizer of a limited liability company under the Texas Limited Liability Company Act (the "Act"), does hereby adopt the following Articles of Organization for Doane/Windy Hill Joint Venture, L.L.C. (the "Company"):

                                   ARTICLE ONE

      The name of the Company is Doane/Windy Hill Joint Venture, L.L.C.

                                  ARTICLE TWO

      The period of duration of the Company is perpetual, unless the Company dissolves in accordance with the provisions of its regulations.

                                 ARTICLE THREE

      The purpose for which the Company is organized is the transaction of any or all lawful business for which limited liability companies may be organized under the Act.

                                  ARTICLE FOUR

      The address of the Company's initial registered office in the State of Texas is 811 Dallas, Suite 1100, Houston, Texas 77002, and the name of the Company's initial registered agent at that address is The CT Corporation.

                                  ARTICLE FIVE

      The Company will not have managers. The name and address of the initial member are as follows:

                           Doane Transition, L.L.C.
                           103 Powell Court, Suite 200
                           Brentwood, Tennessee 37027

                                   ARTICLE SIX

      The name and address of the organizer are Thomas R. Heidenthal, 103 Powell Court, Suite 200, Brentwood, Tennessee 37027.
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                                 ARTICLE SEVEN

      A member of the Company shall not be liable to the Company or its other members for monetary damages for an act or omission in the member's capacity as a member, except that this Article Seven does not eliminate or limit the liability of a member to the extent the member is found liable for (i) a breach of the member's duty of loyalty to the Company or its other members; (ii) an act or omission not in good faith that constitutes a breach of duty of the member to the Company or an act or omission that involves intentional misconduct or a knowing violation of the law; (iii) a transaction from which the member received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the member's office; or (iv) an act or omission for which the liability of a member is expressly provided by an applicable statute. Any repeal or amendment of this Article Seven by the members of the Company shall be prospective only and shall not adversely affect any limitation on the liability of a prospective only and shall not adversely affect any limitation on the liability of a member of the Company existing at the time of such repeal or amendment. In addition to the circumstances in which a member of the Company is not liable as set forth in the preceding sentences, a member shall not be liable to the fullest extent permitted by any provision of the statutes of Texas hereafter enacted that further limits the liability of a member, manager or of a director of a corporation.

      IN WITNESS WHEREOF, these Articles of Organization have been executed on November 11, 1998 by the undersigned.

                                    SOLE ORGANIZER



                                    /s/ THOMAS R. HEIDENTHAL
                                    ------------------------------------------
                                    Thomas R. Heidenthal


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